Exhibit 5.1

One Battery Park Plaza
New York, New York 10004

telephone: (212) 574-1200

facsimile: (212) 480-8421

www.sewkis.com

1901 L Street, NW
Washington, DC 20036
Telephone: (202) 737-8833
Facsimile: (202) 737-5184

July 2, 2026

Cycurion, Inc.

1640 Boro Place, Suite 420C

McLean, VA 22102

Re:	Cycurion, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cycurion, Inc., a Delaware corporation (the “Company”) in connection with the Company’s registration statement on Form S-1 (File No. 333-             ), including the prospectus contained therein, as initially filed on July 2, 2026 with the U.S. Securities and Exchange Commission (the “Commission”), and as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the Securities Act of 1933 (the “Securities Act”), of the resale of up to an aggregate of 25,888,888 shares of common stock, $0.0001 per share (“Common Stock”), of the Company, consisting of (i) up to 25,000,000 shares of Common Stock (the “ELOC Shares”), relating to shares issued or issuable to Yield Point NY LLC (“Yield Point”) pursuant to an equity purchase agreement with Yield Point dated as of April 7, 2025 (the “Equity Purchase Agreement”); and (ii) 888,888 shares of Common Stock issuable upon conversion (the “Conversion Shares”) of 888,888 shares of Series I Convertible Preferred Stock, par value $0.0001 per share (the “Series I Convertible Preferred Stock”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, and (ii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Cycurion, Inc.

July 2, 2026

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The ELOC Shares that have been issued pursuant to the Equity Purchase Agreement have been duly authorized and legally issued and are fully paid and non-assessable. The ELOC Shares that remain issuable pursuant to the Equity Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Equity Purchase Agreement, will be legally issued, fully paid and non-assessable; and
2.	The Conversion Shares have been duly authorized by the Company and, when issued upon conversion of the Series I Convertible Preferred Stock in accordance with the terms of the Certificate of Designation of the Series I Convertible Preferred Stock, will be legally issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters,” without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP